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                                                                     EXHIBIT 8.1


                      [CHADBOURNE & PARKE LLP LETTERHEAD]
                             30 Rockefeller Plaza
                           New York, New York 10112
                                (212) 408-5100



                                 July 10, 1998


PanAmSat Corporation
One Pickwick Plaza
Greenwich, Connecticut  06830

Ladies and Gentlemen:

          We are acting as counsel to PanAmSat Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, in connection with the offer to exchange (the "Exchange Offer") its 6% Notes due January 15, 2003, 6-1/8% Notes due January 15, 2005, 6-3/8% Notes due January 15, 2008, and 6-7/8% Debentures due January 15, 2028 (collectively, the "Exchange Securities") for an equal principal amount of the Company's outstanding 6% Notes due January 15, 2003, 6-1/8% Notes due January 15, 2005, 6-3/8% Notes due January 15, 2008,
and 6-7/8% Debentures due January 15, 2028, respectively (collectively, the "Private Securities"), and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") (No. 333-56227) filed with the Securities and Exchange Commission by the Company for the purpose of registering the Exchange Securities under the Securities Act of 1933, as amended (the "Act"). Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

          In rendering our opinion expressed below, we have assumed that all of the transactions contemplated by the Exchange Offer and described in the Registration Statement did, in fact, occur in accordance with the terms and descriptions thereof.
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CHADBOURNE & PARKE LLP


PanAmSat Corporation                  -2-                         July 10, 1998



          Based upon the foregoing, and subject to the assumptions and other limitations set forth therein, it is our opinion that the discussion in the Registration Statement under the caption "CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS" addresses the material U.S. Federal income tax consequences of the Exchange Offer and is accurate in all material respects.

          We express no opinion as to any matter other than the opinion set forth above. Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. The conclusions reached in this opinion may change as a result of changes in any of the foregoing.

          We hereby consent to the use of our name under the captions "Certain Tax Considerations" and "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                            Very truly yours,

                            /s/ Chadbourne & Parke LLP